EXHIBIT 99

               IMPORTANT NOTICE CONCERNING LIMITATIONS ON YOUR
                     TRADING IN CON-WAY INC. SECURITIES
                       DURING SPECIAL BLACKOUT PERIOD

                                                      May 22, 2009


To:  Directors and Executive Officers of Con-way Inc. ("Con-way")


Summary. This notice is to inform you of significant restrictions on your ability to deal in Con-way common stock as well as derivative securities, such as stock options, during an upcoming "special" blackout period. As described more fully below, this blackout period for Con-way's directors and executive officers is expected to begin at 4:00 p.m. Eastern Time on June 25, 2009, and expected to end no later than July 8, 2009 ("Blackout Period"). This Blackout Period is in addition to the customary blackout periods preceding Con-way's earnings releases. This Blackout Period is imposed on all directors and executive officers of Con-way by the Sarbanes-Oxley Act of 2002 and U.S. Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction). As more fully described below, during this Blackout Period you will generally be prohibited from engaging in transactions involving Con-way equity securities (including shares of Con-way common stock, stock options and other derivative securities). We will notify you of any changes that affect the dates of the Blackout Period.

1. The Blackout Period is being imposed in connection with the redemption (the "Redemption") by Con-way of its Series B Cumulative Convertible Preferred Stock ("Preferred Stock") which is held by the trustee of the Con-way Retirement Savings Plan and the trustee of the Con-way 401(k) Plan (the "Plans"). Pursuant to the Redemption, Con-way will redeem all of the outstanding Preferred Stock on June 30, 2009, and will pay the redemption price solely in shares of Con-way common stock. In connection with the Redemption, the Blackout Period for the Plans will be imposed during which participants and beneficiaries will be unable to direct the investment of or diversify the assets held in their Preferred Stock investment accounts and the shares of common stock held in their settlement accounts attributable to the Redemption. The purpose of the Blackout Period is to permit the plan administrator of each Plan to allocate the Con-way common stock received as a result of the Redemption to participant and beneficiary accounts in the Plan. Since the Blackout Period is expected to last for more than three business days, there must be a corresponding Blackout Period applicable to directors and executive officers of Con-way. Accordingly, during the Blackout Period, Con-way directors and executive officers will be generally prohibited from engaging in transactions involving Con-way equity securities acquired in connection with their service to Con-way.

2. The Blackout Period is expected to begin at 4:00 p.m. Eastern Time on June 25, 2009, and expected to end no later than July 8, 2009. We will notify you of any changes that affect the dates of the Blackout Period. In addition, you can confirm the status of the Blackout Period by contacting Jennifer W. Pileggi, Con-way's General Counsel, at (650) 378-5200 or at the Con-way executive offices at 2855 Campus Drive, Suite 300, San Mateo, California 94403.

3. Generally, during the Blackout Period, you will be prohibited from directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of Con-way that you acquire or previously acquired in connection with your service or employment as a director or executive officer. "Equity securities" are defined broadly to include stock options and other derivative securities. Covered transactions are not limited to those involving your direct ownership, but also include any transaction in which you have a direct or indirect pecuniary interest. For example, you may be deemed to have an interest in transactions in equity securities of Con-way by your family members if those securities were originally acquired in connection with your service or employment as a Con-way director or executive officer.

4. The prohibition covers securities "acquired in connection with service or employment as a director or executive officer." This includes, among other things, securities acquired by you under a compensatory plan or contract (such as under a stock option or a restricted stock grant), as an inducement to your employment or joining the Board of Directors, in transactions between you and Con-way, and as shares necessary for you to qualify as a director or to satisfy minimum ownership requirements or guidelines. This also includes securities acquired prior to becoming or while a Con-way director or executive officer as a result of a business combination involving an entity in which you had acquired equity securities in connection with service or employment as a director or executive officer of that entity. Securities acquired outside of your service or employment as a director or executive officer (such as shares acquired when you were an employee but not yet an executive officer) are not covered. However, all securities held by you are presumed to have been acquired in connection with service or employment as a director or executive officer, unless you establish that specific securities were acquired from another source and this identification is consistent with your treatment of those securities for tax purposes and all other disclosure and reporting requirements.

5. If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe. We therefore request that you contact Jennifer W. Pileggi, Con-way's General Counsel, at (650) 378-5200 before engaging in any transaction involving Con-way securities during the Blackout Period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the Blackout Period.